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                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ]  Definitive proxy statement
[X]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           WEIRTON STEEL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           WEIRTON STEEL CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing party:

     (4) Date filed:

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
[ISU LOGO]                          WEIRTON                      [IGU LOGO]
                               STEEL CORPORATION



                                          Contact: Gregg Warren, Weirton Steel
                                                     (304) 797-2828

                                                    Dave Gossett, ISU
                                                     (304) 748-8080

                                                 Date: November 6, 2002

                                                  FOR IMMEDIATE RELEASE


             WEIRTON STEEL, ISU KICK OFF COMMUNICATIONS CAMPAIGN ON
                  PROPOSED CHANGES TO COMPANY CHARTER, BYLAWS


     WEIRTON, W.VA. - Weirton Steel Corp. and the Independent Steelworkers Union
(ISU) are conducting a comprehensive communications campaign to inform employees, retirees and shareholders about proposed changes to the company's charter and bylaws.

     Company President John Walker and ISU President Mark Glyptis are leading an educational committee of corporate and union officials to provide information and answer questions at various educational sessions in the mill and throughout the community.

     "This proposal to change our charter and bylaws is just as important an issue as the vote in 1982 for Weirton Steel to become an employee-owned company and the one in 1989 to take our stock public," Walker said. "But this time, we don't need a simple majority to pass the issue, but rather an 80 percent majority to ensure our future."

     "That's why it's so important that everyone who has a vote in this matter fully understands all the details and what is at stake. Therefore, we're giving the work force, local retirees and local shareholders many opportunities to learn about this issue and solicit their votes for the proposal."


                                  -CONTINUED-

PAGE 2/WEIRTON STEEL
NOVEMBER 6, 2002

     Glyptis encouraged his union membership to attend as many informational forums as necessary, to read all the available literature published about the issues and to pay strict attention to detail.

     "Certainly, we want everyone to keep an open mind about this very complex set of issues. The work we did to form Our ESOP has evolved into a significant opportunity for us to create a strong future for our company and our future interests." Glyptis noted. "It's critical we gain at least the minimum support required -- the 80 percent majority -- for the changes to take place."

     "The more our employee and retiree shareholders know and understand about the proposal, the more confident they'll feel when they vote their proxy," Glyptis continued. "We'll not only be explaining all the details, but we'll offer as much time as needed to answer everyone's questions."

     Independent Guard Union President Joe Balzano noted the proposals are in the best interests of Weirton Steel. "We've entered another critical stage in our company's history. For us to strengthen our position in the marketplace and remain a successful enterprise, it's important we approve the changes to our charter and bylaws."

     All three agreed that the more time shareholders take to learn and comprehend the issues and how they will impact the company's future, the better the chance for the issue to pass.

     Internally, officials will discuss details of the proposed changes in a series of management meetings and in-plant meetings, which have been scheduled to permit employees working all shifts to attend. In addition, information will be published in newsletters and on posters and shared on local television and radio programs and during engagements with area civic groups.

     The company and the ISU also have developed a phone bank, from which assigned personnel from both ranks will contact shareholders to explain the proposed changes and answer questions.

                                  -CONTINUED-

PAGE 3/WEIRTON STEEL
NOVEMBER 6, 2002


     Community meetings have been scheduled for Nov. 19, 21 and 26 at the Serbian-American Cultural Center in Weirton for all shareholders seeking information, clarification and answers to personal questions. Two sessions will be held each of the three days, beginning at 10 a.m. and 6 p.m., respectively.

     The company also has established a proxy information center on its web site (www.weirton.com) to help shareholders understand the importance of approving the proposed changes. The site provides a high level summary of the proxy issues, the fully proxy text, answers to frequently asked questions, viewpoints and a schedule of events and meetings.

     Individuals also have the opportunity to have questions asked and answered online as well as vote their proxies via the Internet.